As filed with the Securities and Exchange Commission on April 3, 2008
Registration No. 333-148780

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCE NANOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1614256
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Lexington Avenue, 29th Floor
New York, New York 10022
(212) 583-0080

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Magnus Gittins
Chairman of the Board
600 Lexington Avenue, 29th Floor
New York, New York 10022
(212) 583-0080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard Kronthal
Andrews Kurth LLP
450 Lexington Avenue
New York, New York 10017
(212) 850-2800

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filler, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share, upon conversion of notes	26,800,000(2)	$0.15(3)	$4,020,000(3)	$158
Common Stock, par value $.001 per share, upon exercise of warrants	13,400,000(2)	$0.15(3)	$2,010,000(3)	$79
Total	40,200,000(2)		$6,030,000(3)	$237(4)

(1)
The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the convertible notes and exercise of the warrants.

(2)
In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act of 1933, we are registering an indeterminate number of shares of common stock issuable in connection with the shares of common stock set forth on the table above in the event of a stock split, stock dividend, recapitalization or similar event.

(3)
Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the bid and asked prices for our common stock on the over-the-counter market on March 27, 2008, pursuant to Rule 457(c) of the Securities Act.

(4)	Of this amount, $214 was previously paid in connection with the filing of the registrant’s registration statement on Form SB-2 on January 22, 2008.

______________________________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated April 3, 2008

Prospectus

ADVANCE NANOTECH, INC.
600 Lexington Avenue, 29th Floor
New York, New York 10022
(212) 583-0080

40,200,000 Shares of Common Stock

This prospectus relates to the resale of up to 40,200,000 shares of common stock, $.001 par value, of Advance Nanotech, Inc. by the persons identified in this prospectus who are, or will become, our stockholders and the persons to whom such selling stockholders may transfer their shares. The shares of common stock include:

•	up to 26,800,000 shares of our common stock issuable upon the conversion of our convertible notes; and

•	up to 13,400,000 shares of our common stock issuable upon the exercise of common stock purchase warrants.

The selling stockholders may offer to sell the shares of common stock from time to time directly or through one or more broker-dealers, in one or more transactions through the OTC Bulletin Board system or otherwise over-the-counter, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at market prices or at negotiated prices. We are not selling any shares of common stock in this offering, and we will not receive any of the proceeds from the sale of any shares by the selling stockholders. However, we may receive up to $4,020,000 from the exercise of the common stock purchase warrants for up to 13,400,000 shares if all such warrants are exercised in full. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933 will be paid by us (other than selling commissions and fees and expenses of advisers to the selling stockholders).

Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “AVNA.” The last quoted sales price of our common stock on April 2, 2008 was $0.16.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is      , 2008

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is correct on any date after its date, although this prospectus is delivered or securities are sold on a later date.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus and the documents incorporated by reference. This summary may not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” on page 4.

Unless otherwise noted, the terms “Advance Nanotech,” the “Company,” “we,” “us,” and “our,” refer to the ongoing business operations of Advance Nanotech, Inc. and its subsidiaries, whether conducted through Advance Nanotech or a subsidiary of the company.

The Company

We are a development stage company seeking to commercialize novel chemical sensor products based on our proprietary and innovative gas sensing technology, called Owlstone, which offers an attractive combination of small size, high sensitivity, low power consumption, reprogrammability, high chemical selectivity and low cost. We operate in a $5.4 billion market in the United States alone, and we have initially targeted the industrial and homeland defense markets. In later stages, we plan to commercialize sensing products for the consumer, environmental monitoring and medical diagnostics markets. We are poised to benefit from powerful trends driving the demand for improved technologies within the chemical sensing arena, including substantial government and private sector investment in homeland security, regulatory emphasis on safety, and increasingly stringent environmental regulations.

The market for chemical sensing faces unique challenges in detecting hazardous substances in various forms and in a myriad of operating environments. In homeland defense, chemical sensors are used to detect chemical warfare agents and explosives to protect military personnel, government buildings and civilians. In industrial applications, chemical sensors monitor air quality for health and safety purposes and also provide vital information during manufacturing and mining processes. The existing technologies for chemical sensors in these industries are outdated and are typically limited by physical size, sensitivity and/or reliability. We believe that these factors have led to unacceptable sample collections, uninspired deployment scenarios, high false positive rates and, subsequently, a call to action by the U.S. Department of Defense for better solutions.

Our chemical sensing technology was specifically designed to meet the specifications set forth by the U.S. Department of Defense. The key element of the Owlstone sensor is a silicon chip that provides a chemical-sensing mechanism using Field Asymmetric Ion Mobility Spectrometry, or FAIMS, a variant of conventional Ion Mobility Spectrometry, or IMS. Our technology enables unprecedented miniaturization of sensors with superior analytical capability at a compelling cost advantage, the ability to be programmed and reprogrammed to detect a wide range of substances, and high selectivity and sensitivity.

Business Address

The address of our principal executive office is 600 Lexington Avenue, 29th Floor, New York, New York 10022, (212) 583-0080.

Risk Factors

See “Risk Factors” on page 4 of this prospectus.

The Offering

Common stock offered by selling stockholders	This prospectus relates to the resale by certain selling stockholders of Advance Nanotech of up to 40,200,000 shares of our common stock in connection with the resale of:

•	up to 26,800,000 shares of our common stock issuable upon the conversion of the convertible notes in the aggregate principal amount of $6,700,000 at a conversion price of $0.25 per share; and

•	up to 13,400,000 shares of our common stock issuable upon the exercise of warrants at an exercise price of $0.30 per share

Common stock outstanding before the offering	36,595,686 shares

Common stock to be outstanding after the offering
Up to 76,795,686 shares. The common stock to be outstanding after the offering is based on 36,595,686 shares of common stock outstanding as of March 31, 2008 plus the estimated shares issuable upon the conversion of our convertible notes and the exercise of warrants held by the selling stockholders. Thus, the number of shares stated to be outstanding after the offering assumes that all convertible notes issued in connection with the December 2007 private placement are converted and that all warrants issued in connection with the December 2007 private placement are exercised.

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the exercise price of any common stock that we issue to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-the-Counter Bulletin Board Symbol	AVNA

Unless otherwise indicated or the context otherwise requires, the number of shares of common stock shown to be outstanding after this offering and other share-related information in this prospectus does not include:

•
up to 1,028,849 shares of our common stock issuable as of March 31, 2008 upon the exercise of outstanding warrants not issued in connection with the December 2007 private placement, which had an average exercise price of $0.89 per share;

•	up to 1,614,527 shares of our common stock issuable as of March 31, 2008 upon exercise of outstanding stock options, which had an average exercise price of $1.96 per share;

•
up to 14,023,639 shares of our common stock and 10,000,000 shares of our restricted common stock issuable to the Owlstone founders and executive officers upon consummation of the Owlstone exchange offer;

•
up to 11,000,000 shares of our common stock issuable upon the exercise of stock options for shares of our common stock anticipated to be granted, upon consummation of the Owlstone exchange offer, to current holders of Owlstone stock options in exchange for their outstanding stock options exercisable for shares of Owlstone common stock;

•
up to 8,834,701 shares of our common stock anticipated to be issued to the remaining minority stockholders of Owlstone after consummation of the Owlstone exchange offer in exchange for their outstanding shares of Owlstone common stock;

•
up to 7,677,059 shares of our common stock issuable upon conversion of convertible promissory notes, at a conversion price of $1.00 per share, in the aggregate principal amount of $2,305,423 outstanding and held by noteholders of Owlstone;

•
up to 2,915,451 shares of our common stock issuable upon exercise of warrants, at an exercise price of $0.30 per share, anticipated to be issued to the Owlstone noteholders after consummation of the Owlstone exchange offer; and

•	up to a number of shares equal to 10% of our issued and outstanding common stock on a fully-diluted basis under a new equity incentive plan anticipated to be adopted in the future.

RISK FACTORS

We are a development stage company and we have limited historical operations. We urge you to consider our likelihood of success and prospects in light of the risks, expenses and difficulties frequently encountered by entities at similar stages of development.

They are not the only risks we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. The trading price of our common stock could decline due to the occurrence of any of these risks, and investors could lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in our other filings with the Securities and Exchange Commission.

CERTAIN RISK FACTORS RELATING TO OUR BUSINESS

We may need to raise additional capital in the near future, and, if we are unable to secure adequate funds on acceptable terms, we may be unable to support our business plan and be required to suspend operations.

We may need to raise additional capital in the near-term, and may seek to do so by conducting one or more private placements of equity securities, selling additional securities in a registered public offering, or through a combination of one or more of such financing alternatives. There can be no assurance that any additional capital resources will be available to us as and when required, or on terms that will be acceptable to us. If we are unable to raise the capital required on a timely basis, we may not be able to fund our research projects and the development of the businesses of our subsidiaries. In such event, we may be required to suspend our plan of operations. Moreover, even if the necessary funding is available to us, the issuance of additional securities would dilute the equity interests of our existing stockholders, perhaps substantially.

We have not generated significant revenue in the past and have not been profitable historically.

Since inception, we have generated revenue of only $1,018,395 as of December 31, 2007. Given our strategy of developing unproven technologies in the chemical detection business, we do not expect to realize significant revenue from operations and achieve profitability before the end of 2008, at the earliest. In addition, during the first year following the issuance of the convertible notes, we will be required to make up to $1,340,000 of interest payments and liquidated damages to the holders of convertible notes that we issued in December 2007 and February 2008. Any delays beyond the expected development periods for our technologies would prolong, and could increase the level of, our operating losses and negative operating cash flow. Many factors (including factors beyond our control) could result in a disparity between liquidity sources and cash needs, including those discussed below.

We are a development stage company, and our success is subject to the substantial risks inherent in the establishment of a new business venture.

As a consequence of the change in control that we experienced on October 1, 2004, we changed management, and all efforts that were previously initiated by prior management were abandoned. At that time, our new management adopted a new plan of operations based on the strategy that was only formulated in 2004. In December 2007, we further refined our strategy to focus solely on chemical detection technologies. Implementation of this strategy is still in the development stage.

Our business and operations should be considered to be in the development stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, many of which may be beyond our control, or which cannot be predicted at this time. We may encounter unforeseen difficulties or delays in the implementation of our plan of operations, which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our common stock.

We will need to achieve commercial acceptance of the chemical detection technologies that we develop to obtain revenue and achieve profitability.

Chemical detection technologies are evolving rapidly, product life cycles are short and technologies can become obsolete. Even if our research efforts are successful, during the period before which our technology becomes commercially viable, superior competitive technologies may be introduced or customer needs may change, diminishing or extinguishing the commercial uses for our technologies.

The governmental and private sector markets into which we sell our products and the types of products sold in these markets are emerging. Our ability to grow will depend in part on the rate at which markets for our products develop and on our ability to adapt to emerging demands in these markets. Our ability to compete will depend on our ability to design, develop, manufacture, assemble, test, market, sell and support new products and enhancements quickly and cost effectively. We may lose our competitive position if we fail to innovate and develop new products quickly. In addition, geopolitical developments, terrorist attacks and government mandates may cause sharp fluctuations in the demand for our products. If, for any of these or other reasons, any of our technologies fail to gain acceptance in the market, we will not recoup our development costs, and we will have to attempt to develop new technologies and products, which could have a material adverse effect on our business, cash flows and results of operations.

We may need approval from our customers, including governmental authorities in the U.S. and other countries, to successfully realize commercial value from our activities.

In order to test, manufacture and market products for commercial use, we may need to satisfy mandatory procedures and safety and effectiveness standards established by our customers, including various regulatory bodies. Any adverse event, either before or after approval, can result in product liability claims against us, which could significantly and adversely impact our business, results of operations and the value of our common stock.

A substantial portion of our revenues depends on sales to the U.S. government and could be affected by changes in federal funding levels.

Agencies and departments of the U.S. government account for substantially all of our revenues from research and development contracts and grants. We are counting on significant revenues from U.S. government contracts for the foreseeable future. U.S. government programs are limited by budgetary constraints and are subject to uncertain future funding levels that could result in the termination of programs. A decline in security-related government spending, or a shift away from chemical detection programs that we address, could hurt our sales, put pressure on our prices and reduce our revenues and margins.

The U.S. government may terminate or modify its contracts with us.

We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts, which affect how we do business as a contractor and which may impose additional expenses on our business.

There are inherent risks in contracting with the U.S. government. The U.S. government can typically terminate, reduce orders under or otherwise modify any of its contracts with us for its convenience (i.e., without cause) whether or not we have failed to perform under the terms of the applicable contract. In such case, the government would not be required to pay us for the lost profits for the unperformed work. A termination arising out of our default could expose us to liability and harm our ability to compete for future contracts and orders. In addition to unfavorable termination provisions, our U.S. government contracts and related regulations contain provisions that allow the U.S. government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our services and associated materials.

We have limited sales and marketing capabilities and ultimately may not be successful in selling or marketing any technologies that we develop.

The creation of infrastructure to commercialize products is a difficult, expensive and time-consuming process. We currently focus our business on identifying and funding chemical detection technologies, and we have limited sales and marketing capabilities. We need to develop a stronger sales and marketing force with technical expertise and distribution capability or rely upon third parties to produce, sell and market our technologies on our behalf. To the extent that we enter into co-promotion or other licensing arrangements, any revenues to be received by us will be dependent on the efforts of third parties if we do not undertake to develop our own sales and marketing capabilities. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for proprietary products or for other products. Our failure to establish marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

The lengthy sales cycles of our products may cause our revenues to fluctuate substantially.

Customers evaluating our products must often make very difficult choices about product capabilities and costs. Many of our customers buy our products to implement or enhance large projects. Our larger customers take longer to evaluate our products and place new orders. For these and other reasons, our products have long sales cycles. Sales are often delayed or cancelled for reasons that we cannot control. Delays and cancellations could significantly affect revenues reported for any given financial quarter.

We are dependent on third-party suppliers for component parts used in the assembly of our products.

We are dependent on third parties to supply many materials used by the technicians in our facilities. Because we rely on outside parties to supply certain critical components used in assembling our products, our business and financial viability are dependent on the regulatory compliance and timely and effective performance of these third parties. We depend on the quality of the products supplied to us over which we have limited control. We are also dependent on the strength, validity and terms of our various contracts with third-party suppliers.

We are dependent on third parties for the manufacture of our products and, therefore, will have limited control of the manufacturing process and related costs.

Any technologies that we successfully develop will require third-party assistance in manufacturing them. If we are unable to collaborate with outside parties capable of performing manufacturing operations, at acceptable costs, our effort to commercialize a particular technology may not prove successful. The efforts of those third parties may not be successful. We may not be able to establish relationships with third-parties to manufacture our products, or the cost thereof may result in our not generating a profit from the product. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, profitability and cash flows.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies, including with respect to use of radioactive materials, could have a material adverse effect on us.

In order for us to operate our chemical detection business, we need to register with, and obtain licenses from, the Nuclear Regulatory Commission in order to distribute and possess radioactive materials that we utilize in our products. We have no control over the outcome of the review and approval process. We do not know whether or when any such approvals, permits or licenses can be obtained, or whether or not any existing or potential interventions or other actions by third parties will interfere with our ability to obtain and maintain such permits, licenses or approvals. Failure to obtain and maintain any of these approvals, licenses and permits could have a material adverse effect on our business, results of operations, financial condition and prospects.

We face competitive business conditions that a small business issuer may struggle with to gain a competitive position in the industry.

We face intense and ever-changing competition from other established companies in the chemical detection industry. Many of these companies are competitors who possess significantly greater financial, managerial, engineering, manufacturing and marketing resources. For example, our competitors include very large and experienced enterprises, including BAE Systems, plc, Canberra Industries, Inc., DRS Technologies, Inc., FLIR Systems Inc., General Electric Company, Goodrich Corporation, Honeywell International, Inc., ICX Technologies, Inc., L-3 Communications Holdings, Inc., RAE Systems, Inc., SAIC, Inc., Smiths Industries, Ltd. and United Technologies Corporation. Our competitors may successfully develop technologies that outperform our technologies, respond better to customer requirements, cost less or otherwise gain greater market acceptance. Our larger competitors may be able to better manage large or complex contracts, maintain a broader geographic presence, compete more effectively on price, or provide a greater level of customer support. Any of these competitors may be able to respond more quickly to new technology, market developments or pursue new sales opportunities more effectively than we can.

Given our small size, changing technology and our limited resources, the intensity of competition will likely continue for the foreseeable future. This may limit our ability to introduce and market our products, limit our ability to adequately price our planned products and services and, ultimately, limit our ability to generate sufficient sales revenues that would allow us to achieve profitability and positive cash flow.

Our success depends on the attraction and retention of senior management and technicians with relevant expertise.

Our future success will depend to a significant extent on the continued services of its key employees. The Owlstone detector was conceived by Andrew Koehl who began the development of Owlstone’s fundamental technology in 2001. Mr. Koehl was later joined by Paul Boyle and David Ruiz-Alonso and, together, they developed the core technology. We do not maintain key man life insurance for any executive officer. Our ability to execute our strategy also will depend on our ability to attract and retain qualified technicians and sales, marketing and additional managerial personnel. If we are unable to find, hire and retain qualified individuals, we could have difficulty implementing our business plan in a timely manner, or at all.

We are subject to the attendant risks of conducting business in foreign countries.

We conduct some business with companies located outside the U.S. As a result, we are subject to the attendant risks of conducting business in foreign countries, including:

•	difficulty in managing and evaluating technical progress of projects funded at research facilities of our strategic partners and/or collaborators internationally;

•	difficulty in identifying, engaging, managing and retaining qualified local employees;

•	difficulty in identifying and in establishing and maintaining relationships with strategic partners, research collaborators and suppliers of finished and unfinished goods and services;

•	the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements, including import and export control laws, tariffs and other barriers;

•	limited protection of our intellectual property and limited ability to enforce legal rights and remedies; and

•	general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relations.

Our international operations expose us to risks associated with fluctuations in foreign currencies.

As part of our international operations, from time to time in the regular course of business, we convert dollars into foreign currencies and vice versa. The value of the dollar against other currencies is subject to market fluctuations, and the exchange rate may or may not be in our favor.

Our business has inherent operational risks that cannot be adequately covered by insurance or indemnity, and our products and technologies may not qualify for protection under the SAFETY Act.

We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of technologies that we supply. Our products may be deployed in response to an emergency or terrorist attack, which may increase our exposure to third-party claims. Many of our technologies are unproven. We may face liabilities related to these products. While we have attempted to secure appropriate insurance coverage at appropriate cost, it is impossible to insure against all risks that inhere in our industry or guarantee that insurers may pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Substantial claims resulting from an accident in excess or not otherwise covered by indemnity or insurance could harm our financial condition and operating results. Our insurance policies also contain deductibles, limitations and exclusions which increase our costs in the event of a claim.

Under the “SAFETY Act” provisions of the Homeland Security Act of 2002, the U.S. government provides liability limitations and the “government contractor” defense applies if the Department of Homeland Security “designates” or “certifies” technologies or products as “qualified anti-terrorism technologies,” and if certain other conditions apply. We may seek to qualify some or all of our products and technologies under the SAFETY Act’s provisions in order to obtain such liability protections, but there is no guarantee that the U.S. Department of Homeland Security will designate or certify our products and technologies as a qualified anti-terrorism technology. To the extent we sell products without such qualification, we will not be entitled to the benefit of the SAFETY Act’s cap on tort liability or U.S. government indemnification. Any indemnification that the U.S. government may provide may not cover certain potential claims.

Nanotechnology-enabled products, such as those used in our chemical detection technologies, are new and may be viewed as being harmful to human health or the environment.

There is increasing public concern about the environmental and ethical implications of nanotechnology, which could impede or delay market acceptance of products developed through these means. Nanotechnology-enabled products are mainly composed of materials such as carbon, silicon, silicon carbide, germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide. Because of the size, shape or composition of the nanostructures or because they may contain harmful elements, nanotechnology-enabled products could pose a safety risk to human health or the environment. The regulation and limitation of the kinds of materials used in or to develop nanotechnology-enabled products, or the regulation of the products themselves, could harm the commercialization of nanotechnology-enabled products and impair our ability to achieve revenue from the license of nanotechnology applications.

If export controls affecting our products are expanded, our business and operations will be adversely affected.

The U.S. government regulates the sale and shipment of numerous technologies by U.S. companies to foreign countries. We are developing products that might be useful for military and antiterrorism activities. Accordingly, U.S. government export regulations could restrict sales in other countries of any products that we develop. If the U.S. government places expanded export controls on our technology or products, our business, operations and results of operations could be materially and adversely affected. If the U.S. government determines that we have not complied with applicable export regulations with respect to products that we sell outside the U.S., we may face civil or criminal penalties in the form of fines or other punishment.

Export control laws may also inhibit the free interchange of technical discussions among our employees. Absent license authorization from the appropriate agency, technologies related to our military or dual-use products cannot be discussed with our foreign national employees who are not permanent residents, nor with our foreign subsidiaries. Licensing requirements may delay product development and other engineering or sales activities.

Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of a competitive advantage.

We have filed for patents and will continue to file patent applications. If a particular patent is not granted or we are unable to successfully prosecute a patent application, the value of the invention described in the patent would be diminished.

Furthermore, even if these patents are granted, they may be difficult to enforce. Efforts to enforce our patent rights could be expensive, distracting for management, unsuccessful, cause our patents to be invalidated and frustrate commercialization of products. In addition, even if patents are issued and are enforceable, competitors may independently develop similar, superior or parallel technologies to any technology developed by us, or our technology may prove to infringe upon patents or rights owned by others. Thus, the patents held by or licensed to us may not afford us any meaningful competitive advantage.

Our inability to maintain our licenses and our intellectual property rights could have a material adverse effect on our business, financial condition and ability to implement our business plan. If we are unable to derive value from our licensed or owned intellectual property, our operations and results of operations could be materially and adversely affected.

The U.S. government’s right to use technology developed by us limits our intellectual property rights.

We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, we do not have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third-party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government has the right to royalty-free use of technologies that we have developed under U.S. government contracts. We are free to commercially exploit those government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we may not successfully do so.

Our business may increasingly depend upon obtaining and maintaining required security clearances.

We may bid for U.S. government contracts that require our employees to maintain various levels of security clearances and require us to maintain certain facility security clearances in compliance with Department of Defense and other government requirements. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances, or if our employees who hold security clearances stop working for us, we may face delays in fulfilling contracts, or be unable to fulfill or secure new contracts, with any customer involved in classified work. Any breach of security for which we are responsible could seriously harm our business, damage our reputation and make us ineligible to work on any classified programs.

We may divest assets to reflect changes in our strategy.

We have begun divesting businesses and assets which we have determined no longer fit our strategy. For example, we sold an equity interest in a business in December 2007 to redirect our efforts away from the development of early-stage nanotechnologies. We may undertake divestiture transactions when we believe there is a financial or strategic benefit to us in doing so. Such divestitures, should they occur, may result in losses. There may also be costs and liabilities that we incur or retain in connection with these divestitures. We may be unable to successfully divest non-strategic assets and, if we incorrectly evaluate the strategic fit and valuation of divested businesses or assets, we may forego opportunities that would otherwise have benefited our business.

A number of factors may cause our consolidated operating results to fluctuate on a quarterly or annual basis, which may make it difficult to predict our future operating results.

We expect our consolidated revenues and expenses to fluctuate, making it difficult to predict our future operating results. Factors that could cause our operating results to fluctuate include:

•	demand in the markets that we serve;

•	our ability to define, design and release new products that meet customer needs, and to do so quickly and cost effectively;

•	market acceptance of new and enhanced versions of our products;

•	the forecasting, scheduling, rescheduling or cancellation of orders by our customers;

•	the timing, performance and pricing of new product introductions by our competitors;

•	variations in the performance of our businesses;

•	the timing and availability of adequate manufacturing capacity from our manufacturing suppliers;

•	our ability to forecast demand in the markets that we serve;

•	the mix of products that we sell;

•	the length of our sales cycles;

•	the lack of backlog of orders for our products;

•	general economic conditions in the countries where we operate or our products are used; and

•	changes in exchange rates, interest rates and tax rates.

Any of the above factors, many of which are beyond our control, could significantly harm our business and results of operations. The results of a prior quarter or annual period should not be relied upon as an indicator of future operating performance.

CERTAIN RISK FACTORS RELATING TO OUR COMMON STOCK

The market for common stock is limited, and you may not be able to sell the shares of our common stock that you hold.

Our common stock is currently traded on the NASD Electronic Bulletin Board, not on a national securities exchange. Therefore, our common stock is thinly traded, the market for purchases and sales of our common stock is limited and the sale of a limited number of shares could cause the price to fall significantly. Accordingly, it may be difficult to sell shares of our common stock quickly without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

Stockholder interest in us may be substantially diluted as a result of the sale or issuance of additional securities pursuant to existing commitments and to fund our plan of operation.

Our certificate of incorporation authorizes us to issue an aggregate of 200,000,000 shares of common stock, on such terms and at such prices as our Board of Directors may determine. Issuances of additional shares of common stock would result in dilution of the percentage interest in our common stock of all stockholders ratably and might result in dilution in the tangible net book value of a share of our common stock, depending upon the price and other terms on which the additional shares are issued. In addition, the issuance of additional shares of common stock upon exercise of the warrants or stock options, or even the prospect of such issuance, may have an affect on the market for our common stock and may have an adverse impact on the price at which shares of our common stock trade.

As of March 31, 2008, we had 36,595,686 shares issued and outstanding. We had also issued warrants to purchase approximately 14,400,000 shares of our common stock, notes convertible into approximately 26,800,000 shares of our common stock and stock options exercisable into approximately 1,600,000 shares of our common stock, all of which remained outstanding. In addition, if the Owlstone exchange offer is consummated, additional warrants and stock options to acquire up to approximately 16,500,000 shares of our common stock are anticipated to be issued, along with up to approximately 40,500,000 shares of our common stock. If all of these shares are issued and if all of our options and warrants currently outstanding and anticipated to be issued are exercised in full, the number of our outstanding shares of common stock would increase from approximately 36,600,000 as of March 31, 2008 to approximately 136,400,000, with approximately 63,600,000 authorized common shares remaining available to be issued under our certificate of incorporation. None of these warrants or stock options are registered, and there is no public market for our warrants or stock options. Nonetheless, exercise of a significant number of warrants and stock options, and the issuance of additional shares of our common stock, would be dilutive to existing stockholders.

If securities or industry analysts do not publish research reports about our business or if they make adverse recommendations regarding an investment in our common stock, our stock price and trading volume may decline.

The trading market for our common stock will be influenced by the research reports that industry or securities analysts publish about our business. We do not currently have, and may never obtain, research coverage by industry or securities analysts. If no industry or securities analysts commence coverage of us, the trading price of our common stock could be negatively impacted. In the event we obtain industry or security analyst coverage, and if one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one or more of these analysts cease to cover us or our industry or fails to publish reports about us regularly, our common stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

We may be the subject of securities class action litigation due to future stock price volatility.

Our common stock price has fluctuated significantly since our inception in August 2004 and may continue to do so in the future. We expect that the market price of our common stock will likely continue to fluctuate significantly and remain highly volatile. We will not have control over the factors that cause such volatility. Historically, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the company that issued the stock. If any of our stockholders bring a similar lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management from the operation of our business.

We do not intend to declare cash dividends on our common stock.

We will not distribute any cash to our stockholders until and unless we can develop sufficient funds from operations to meet our ongoing needs and implement our business plan. As a result, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates and you sell your shares at a profit. The future market price for our common stock may never exceed the price that you pay for our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements of our intentions, hopes, beliefs, expectations, strategies, and predictions with respect to future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements are usually identified by the use of words such as “believe,” “will,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “should,” “could,” or similar expressions. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” and other sections of this prospectus and the documents incorporated by reference, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels, activity, performance or achievements, express or implied by these forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus and the documents incorporated by reference are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this prospectus or the documents incorporated by reference will prove to be accurate. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We will not update these statements unless the securities laws require us to do so. Accordingly, you should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. However, we may receive up to $4,020,000 from the exercise of the warrants if all of the warrants held by the selling stockholders are exercised in full. There can be no assurance that any of the warrants will be exercised by the selling stockholders, that any of the underlying shares of common stock will be sold hereunder or that we will receive any proceeds from the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder, the number of shares of common stock beneficially owned by the selling stockholders as of March 31, 2008, the number of shares of common stock to be offered for such selling stockholder’s account and the amount and (if one percent or more) the percentage of the class owned by such selling stockholder after the offering is complete. Except as set forth in the footnotes below, none of the selling stockholders has or had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates, other than as a result of the ownership of our securities.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. This includes shares which a person or entity has a right to acquire in the next 60 days upon conversion of the convertible notes and upon exercise of the warrants. The percentage of shares owned is based on 36,595,686 shares outstanding as of March 31, 2008.

Pursuant to the terms of the notes and warrants, none of a holder’s notes or warrants may be converted or exercised, as applicable, to the extent that, after such conversion or exercise, the holder and its affiliates would beneficially own (other than through the right to convert the notes or exercise the warrants) more than 4.99% of our outstanding shares of common stock, unless there is a tender offer outstanding for all of our shares of common stock or the holder provides at least 65 days advance written notice to us.

			Number of shares of
	Shares of common stock		common	Shares of common stock
	owned prior to the offering123		stock to be	to be owned after offering[4]
Name	Number	Percentage	offered123	Number	Percentage
Chestnut Ridge Capital, LP	1,800,000[5]	4.7%	1,800,000	-	-
David W. Raisbeck	853,513[6]	2.3%	750,000	103,513	*
MHJ Holdings Co	729,391[7]	2.0%	600,000	129,391	*
Ingalls & Snyder LLC	6,000,000[8]	14.1%	6,000,000	-	-
Provco Ventures I, LP	3,000,000[9]	7.6%	3,000,000	-	-
Richard Molinsky	377,635[10]	1.0%	300,000	77,635	*
Michael H. Weiss	1,501,757[11]	3.9%	1,500,000	1,757	*
Michael E. Hildesley	3,600,000[12]	9.0%	3,600,000	-	-
Iroquois Master Fund Ltd.	600,000[13]	1.6%	600,000	-	-
Harborview Master Fund LP	2,100,000[14]	5.4%	2,100,000	-	-
LC Capital Master Fund, Ltd.	6,000,000[15]	14.1%	6,000,000	-	-
The Black Diamond Fund, LLLP	3,000,000[16]	7.6%	3,000,000	-	-
Scot Cohen	600,000[17]	1.6%	600,000	-	-
Alpha Capital Anstaldt	3,000,000[18]	7.6%	3,000,000	-	-
Mariner Tricadia Credit Strategies Master Fund Ltd.	1,200,000[19]	3.2%	1,200,000	-	-
Mariner LDC	300,000[20]	*	300,000	-	-
BEME Capital Limited	3,600,000[21]	9.0%	3,600,000	-	-
Paragon Capital LP	1,500,000[22]	3.9%	1,500,000	-	-
Alla Pasternack	429,391[23]	1.2%	300,000	129,391	*
Leon Frenkel	429,391[24]	1.2%	300,000	129,391	*
Robert & Rosalyn Brody	150,000[25]	*	150,000	-	-

*Indicates less than one percent.

1Includes a good faith estimate of the shares issuable upon conversion of the convertible notes and a good faith estimate of the shares issuable upon exercise of the warrants.

2As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying convertible notes issued, and issuable, by us. Convertible notes in the aggregate principal amount of $6,700,000 may be converted at any time until December 2010 or February 2011 at a conversion price of $0.25 per share (subject to adjustment in accordance with customary anti-dilution protection).

3As indicated in the footnotes below, certain of the shares of common stock offered by this prospectus are shares underlying common stock purchase warrants. Such common stock purchase warrants may be exercised with respect to all or any portion of the underlying shares of common stock at any time until December 2012 or February 2013, at an exercise price of $0.30 or $0.25 per share.

4Assumes that all shares of common stock registered will be sold.

5Represents (1) 1,200,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $300,000 and (2) 600,000 shares of common stock issuable upon exercise of warrants. Kenneth Holz exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 50 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

6Represents (1) 500,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $125,000 and (2) 250,000 shares of common stock issuable upon exercise of warrants. The address of the selling stockholder is 26640 Edgewood Road, Shorewood, Minnesota 55331.

7Represents (1) 400,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $100,000 and (2) 200,000 shares of common stock issuable upon exercise of warrants and (3) 129,391 shares of common stock owned prior to the offering. Michael H. Jordan exercises voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 1357 Prospect Road, Pittsburgh, Pennsylvania 15227.

8Represents (1) 4,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $1,000,000 and (2) 2,000,000 shares of common stock issuable upon exercise of warrants. H. Shepard Boone exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 61 Broadway, 31st Floor, New York, New York 10006. The selling stockholder is a broker-dealer.

9Represents (1) 2,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $500,000 and (2) 1,000,000 shares of common stock issuable upon exercise of warrants. Gary R Dilella exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 79 E. Lancaster Ave., Suite 200, Villanova, Pennsylvania 19085.

10Represents (1) 200,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $50,000, (2) 100,000 shares of common stock issuable upon exercise of warrants and (3) 77,635 shares of common stock owned prior to the offering. The address of the selling stockholder is 51 Lords Hwy E., Weston, Connecticut 06883.

11Represents (1) 1,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $250,000, (2) 500,000 shares of common stock issuable upon exercise of warrants and (3) 1,757 shares of common stock owned prior to the offering. The address of the selling stockholder is 11 White Drive, Cedarhurst, New York 11516.

12Represents (1) 2,400,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $600,000 and (2) 1,200,000 shares of common stock issuable upon exercise of warrants. The address of the selling stockholder is 23 Woodlands Rd., London SW13 0JZ, UK.

13Represents (1) 400,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $100,000 and (2) 200,000 shares of common stock issuable upon exercise of warrants. Joshua Silverman exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 641 Lexington Ave., 26th Fl., New York, New York 10022.

14Represents (1) 1,400,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $350,000 and (2) 700,000 shares of common stock issuable upon exercise of warrants. Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to shares held by the selling stockholder. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder. The address of the selling stockholder is 850 Third Avenue, Suite 1801, New York, New York 10022.

15Represents (1) 4,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $1,000,000 and (2) 2,000,000 shares of common stock issuable upon exercise of warrants. Richard F. Conway exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 680 Fifth Avenue, 12th Floor, New York, New York 10019.

16Represents (1) 2,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $500,000 and (2) 1,000,000 shares of common stock issuable upon exercise of warrants. Brandon S. Goulding exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 155 Revere Drive, Suite 10, Northbrook, Illinois 60062.

17Represents (1) 400,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $100,000 and (2) 200,000 shares of common stock issuable upon exercise of warrants. The address of the selling stockholder is 641 Lexington Ave., 26th Fl., New York, New York 10022.

18Represents (1) 2,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $500,000 and (2) 1,000,000 shares of common stock issuable upon exercise of warrants. Konrad Ackerman exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 160 Central Park South, Suite 2701, New York, New York 10019.

19Represents (1) 800,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $200,000 and (2) 400,000 shares of common stock issuable upon exercise of warrants. Charles Howe exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 767 Third Avenue, 11th Floor, New York, New York 10017.

20Represents (1) 200,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $50,000 and (2) 100,000 shares of common stock issuable upon exercise of warrants. Charles Howe exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 500 Mamaroneck Avenue, Suite 101, Harrison, New York 10528.

21Represents (1) 2,400,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $600,000 and (2) 1,200,000 shares of common stock issuable upon exercise of warrants. Andrew Turner exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is Suite 834, P.O. Box 1419, Europort, Gibraltar.

22Represents (1) 1,000,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $250,000 and (2) 500,000 shares of common stock issuable upon exercise of warrants. Alan P. Donenfeld exercises on behalf of the selling stockholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling stockholder. The address of the selling stockholder is 110 East 59th Street, 29th Floor, New York, New York 10022. The selling stockholder is a broker-dealer.

23Represents (1) 200,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $50,000, (2) 100,000 shares of common stock issuable upon exercise of warrants and (3) 129,393 shares of common stock owned prior to the offering. The address of the selling stockholder is 1028 Spring Mill Road, Villanova, Pennsylvania 19085.

24Represents (1) 200,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $50,000, (2) 100,000 shares of common stock issuable upon exercise of warrants and (3) 129,391 shares of common stock owned prior to the offering. The address of the selling stockholder is 1600 Flat Rock Road, Penn Valley, Pennsylvania 19072.

25Represents (1) 100,000 shares of common stock issuable upon conversion of convertible notes in the aggregate principal amount of $25,000 and (2) 50,000 shares of common stock issuable upon exercise of warrants. The address of the selling stockholder is 10040 E. Happy Valley Rd, #779, Scottsdale, Arizona 89255.

DESCRIPTION OF SECURITIES

The following description of the material terms of our capital stock includes a summary of specified provisions of our certificate of incorporation, as amended, and our bylaws. This description is subject to the relevant provisions of Delaware General Corporation Law and is qualified by reference to our certificate of incorporation and bylaws, copies of which are filed with the registration statement of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation, as amended, authorizes the issuance of 200,000,000 shares of common stock, $0.001 par value per share, of which 36,595,686 shares were outstanding on March 31, 2008. All of the outstanding shares of common stock are fully paid and non-assessable.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws.

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “AVNA.”

Preferred Stock

Our authorized preferred stock currently consists of 25,000,000 shares of preferred stock, $0.001 par value. No shares of our preferred stock are outstanding.

Transfer Agent

Our transfer agent is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that our directors and officers will be indemnified to the fullest extent permitted under the laws of the State of Delaware. Pursuant to the Delaware General Corporation law, a Delaware corporation may, under specified circumstances, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, that such provision shall not eliminate or limit the liability of an individual applying for indemnification if, unless otherwise ordered by a court, a final adjudication establishes that (i) his acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law, and (ii) the act or omission was material to the cause of action.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (1) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (2) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

EXPERTS

The financial statements of Advance Nanotech, Inc. for the year ended December 31, 2007 have been incorporated herein by reference in reliance on the report of Mendoza Berger & Company, L.L.P., independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The validity of the shares offered has been passed upon by Andrews Kurth LLP, New York, New York.

Neither Mendoza Berger & Company, L.L.P. nor Andrews Kurth LLP were hired on a contingent basis, nor will either receive a direct or indirect interest in the business of the registrant. Furthermore, neither was nor will be a promoter, underwriter, voting trustee, director, officer, or employee of the registrant.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, pursuant to the Exchange Act. You may read and copy any of these documents at the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the SEC. The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. In addition, information that we file on or after the date of this prospectus with the SEC will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings, each as amended, made with the SEC (File No. 000-10065) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

•	Current Reports on Form 8-K filed on January 3, 2008, January 28, 2008, February 15, 2008 and March 19, 2008.

We will provide you, including any beneficial owner, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Advance Nanotech, Inc.
600 Lexington Avenue, 29th Floor
New York, New York 10022
Attention: Corporate Secretary
(212) 583-0080

You can access electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at http://www.advancenanotech.com. Access to those electronic filings is available as soon as reasonably practicable after filing with, or furnishing to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ADVANCE NANOTECH, INC.

40,200,000 Shares
Common Stock

_________________

PROSPECTUS
_________________

                        , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

We will bear no expenses in connection with any sale or other distribution by the selling stockolders of the securities being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$237
Legal fees and expenses	30,000
Accounting fees and expenses	15,000
Printing and other expenses	10,000
Total	$55,237

Item 15. Indemnification of Directors and Officers

We are a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware authorizes us to indemnify under certain circumstances current or former directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities actually and reasonably incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonable believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses actually and reasonably incurred and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

To the extent permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As permitted by Delaware law, our certificate of incorporation provides that we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The indemnification provisions in our certificate of incorporation may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

The foregoing discussion of our certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Advance Nanotech maintains director’s and officers’ liability insurance.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Advance Nanotech pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit No.	Document Description
2.1
Agreement and Plan of Merger, dated as of May 11, 2006, by and between Advance Nanotech Inc., a Colorado corporation, and Advance Nanotech Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 19, 2006 and filed June 20, 2006).

2.2
Exchange Agreement, dated December 19, 2007, by and among Bret Bader, Mark Brennan, Paul Boyle, Andrew Koehl, David Ruiz-Alonso and the Company (incorporated by reference to Exhibit 2.2 to Form 10-K filed by the Company on March 31, 2008).

2.3
Agreement, dated December 18, 2007, between the Company, the other vendors party thereto and Bilcare Singapore Pte Limited (incorporated by reference to Exhibit 2.3 to Form 10-K filed by the Company on March 31, 2008).

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 10-K filed by the Company on March 31, 2008).

4.2	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on February 15, 2008).

4.3	Company’s Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K dated June 19, 2006 and filed June 20, 2006).

4.4
Forms of Investor Warrant (incorporated by reference to Exhibit 10.7 to Form 8-K dated January 20, 2005 and filed January 26, 2005, and to Exhibit 10.12 to Form 8-K dated February 28, 2005 and filed March 4, 2005).

4.5
Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.8 to Form 8-K dated January 20, 2005 and filed January 26, 2005, and to Exhibit to 10.13 to Form 8-K dated February 28, 2005 and filed March 4, 2005).

4.6
Form of Investor and Placement Agent Warrant Agreement consent letter to amend the exercise price pursuant to the Securities and Purchase Agreement dated as of October 13, 2006 (incorporated by reference to Exhibit 10.22 to Form 10-KSB filed by the Company on March 30, 2007).

4.7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to Form 10-K filed by the Company on March 31, 2008).

4.8	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.5 to Form 10-K filed by the Company on March 31, 2008).

5.1	Opinion of Andrews Kurth LLP.

23.1	Consent of Mendoza Berger & Company, L.L.P.

23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page).

+ Previously filed.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such section post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(C) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has authorized this registration statement to be signed on its behalf by the undersigned on the 3rd day of April, 2008.

ADVANCE NANOTECH, INC.

By: /s/ ANTONIO GONCALVES
Antonio Goncalves
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

/s/ ANTONIO GONCALVES, JR.	Chief Executive Officer
Antonio Goncalves, Jr.	(Principal Executive Officer)	April 3, 2008

/s/ THOMAS P. FINN	Chief Financial Officer (Principal Financial Officer and	April 3, 2008
Thomas P. Finn	Principal Accounting Officer)

/s/ MAGNUS R. E. GITTINS	Executive Chairman, Chairman of the Board
Magnus R. E. Gittins	and Director	April 3, 2008

*
Lee J. Cole	Director	April 3, 2008

*
John Robertson	Director	April 3, 2008

*
Peter Rugg	Director	April 3, 2008

*
Virgil E. Wenger	Director	April 3, 2008

*
Douglas Zorn	Director	April 3, 2008
*/s/ MAGNUS R. E. GITTINS
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Document Description
2.1
Agreement and Plan of Merger, dated as of May 11, 2006, by and between Advance Nanotech Inc., a Colorado corporation, and Advance Nanotech Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to Form 8-K dated June 19, 2006 and filed June 20, 2006).

2.2
Exchange Agreement, dated December 19, 2007, by and among Bret Bader, Mark Brennan, Paul Boyle, Andrew Koehl, David Ruiz-Alonso and the Company (incorporated by reference to Exhibit 2.2 to Form 10-K filed by the Company on March 31, 2008).

2.3
Agreement, dated December 18, 2007, between the Company, the other vendors party thereto and Bilcare Singapore Pte Limited (incorporated by reference to Exhibit 2.3 to Form 10-K filed by the Company on March 31, 2008).

4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 10-K filed by the Company on March 31, 2008).

4.2	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Company on February 15, 2008).

4.3	Company’s Bylaws (incorporated by reference to Exhibit 3.2 to Form 8-K dated June 19, 2006 and filed June 20, 2006).

4.4
Forms of Investor Warrant (incorporated by reference to Exhibit 10.7 to Form 8-K dated January 20, 2005 and filed January 26, 2005, and to Exhibit 10.12 to Form 8-K dated February 28, 2005 and filed March 4, 2005).

4.5
Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.8 to Form 8-K dated January 20, 2005 and filed January 26, 2005, and to Exhibit to 10.13 to Form 8-K dated February 28, 2005 and filed March 4, 2005).

4.6
Form of Investor and Placement Agent Warrant Agreement consent letter to amend the exercise price pursuant to the Securities and Purchase Agreement dated as of October 13, 2006 (incorporated by reference to Exhibit 10.22 to Form 10-KSB filed by the Company on March 30, 2007).

4.7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to Form 10-K filed by the Company on March 31, 2008).

4.8	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.5 to Form 10-K filed by the Company on March 31, 2008).

5.1	Opinion of Andrews Kurth LLP.

23.1	Consent of Mendoza Berger & Company, L.L.P.

23.2	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page).

+ Previously filed